Exhibit 12

KRAMER LEVIN NAFTALIS & FRANKEL llp

[_____________, 2018]

City National Rochdale Emerging Markets Fund
Series of City National Rochdale Funds
400 North Roxbury Drive
Beverly Hills, CA 90210

Fiera Capital Emerging Markets Fund
Series of Fiera Capital Series Trust
375 Park Avenue, 8th Floor
New York, NY 10152

Ladies and Gentlemen:

This opinion letter is being furnished to you in connection with the reorganization (the “Reorganization”) of City National Rochdale Emerging Markets Fund (the “Existing Fund”) into Fiera Capital Emerging Markets Fund (the “New Fund”) pursuant to the Amended and Restated Agreement and Plan of Reorganization (the “Reorganization Plan”) dated as of March 9, 2018, by and among City National Rochdale Funds (“CNR Funds”), on behalf of the Existing Fund, Fiera Capital Series Trust (“FCST”), on behalf of the New Fund, City National Rochdale, LLC (“CNR”) and Fiera Capital Inc. (“FCI”). The Reorganization consists of the transfer by the Existing Fund of all of the assets of the Existing Fund (the “Assets”) to the New Fund in exchange for Investor Class and Institutional Class Shares of the New Fund (the “New Fund Shares”), the assumption by the New Fund of all of the liabilities of the Existing Fund (the “Liabilities”) and the distribution of the New Fund Shares to the shareholders of the Existing Fund (“Existing Fund Shareholders”) in complete liquidation of the Existing Fund.1

All capitalized terms used in this opinion letter and not defined herein have the respective meanings assigned to them in the Reorganization Plan and the combined Prospectus and Proxy Statement included in the registration statement on Form N‑14, File No. 333-221849, filed with the Securities and Exchange Commission on March 9, 2018 (the “Registration Statement”).

For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Reorganization Plan, (ii) the Registration Statement, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinions. In addition, in rendering our opinions we have relied upon certain statements and representations, which we have neither investigated nor verified, made by CNR Funds on behalf of the Existing Fund, by FCST on behalf of the New Fund, and by FCI and CNR (the “Certified Representations”), including, inter alia, that:

1 Pursuant to section 851(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), the Existing Fund and the New Fund are each treated as a separate corporation for federal income tax purposes.  Under Delaware law, ownership interests in the Existing Fund and the New Fund constitute shares of beneficial interest.  Such interests are considered stock for federal income tax purposes and are referred to as “stock” or “shares” in this opinion letter.

KRAMER LEVIN NAFTALIS & FRANKEL llp

(a)
there is no plan or intention for the New Fund or any person related (as defined in Treasury Regulation §1.368-1(e)(4)) to the New Fund, to acquire, during the five-year period beginning on the Closing Date of the Reorganization, with consideration other than New Fund Shares, New Fund Shares furnished in exchange for a proprietary interest in the Existing Fund in the Reorganization, either directly or through a transaction, agreement, or arrangement with any other person, other than redemptions by the New Fund in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940;

(b)
immediately following the Reorganization, the Existing Fund Shareholders will own all of the New Fund Shares received in the Reorganization by reason of their ownership of the Existing Fund Shares immediately before the Reorganization in the same proportions as they owned the Existing Fund Shares immediately before the Reorganization;

(c)
as of the Closing Date of the Reorganization, the aggregate fair market value of the New Fund Shares to be received in the Reorganization by each Existing Fund Shareholder will be equal to the aggregate fair market value of the Existing Fund Shares surrendered in exchange therefor; and

(d)	the Existing Fund is, and the New Fund will be, qualified as a regulated investment company, as defined in section 851 of the Code.

We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and trustees of the Existing Fund, as well as with other professionals engaged by them.  We have assumed, with your consent and to the extent not readily ascertainable, that all documents reviewed by us are originals or photocopies that faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true, correct, complete, and not breached, that no actions that are inconsistent with such representations and statements will be taken, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, for U.S. federal income tax purposes:

KRAMER LEVIN NAFTALIS & FRANKEL llp

(a)
the transfer by the Existing Fund of all of the Assets to the New Fund in exchange solely for the New Fund Shares and the assumption by the New Fund of the Liabilities, followed by the distribution by the Existing Fund of the New Fund Shares to the Existing Fund Shareholders in complete liquidation of the Existing Fund, will constitute a “reorganization” as defined in section 368(a)(1)(F) of the Code, and each of the Existing Fund and the New Fund will be “a party to a reorganization” within the meaning of section 368(b) of the Code;

(b)
no gain or loss will be recognized by the Existing Fund upon the transfer of the Assets to the New Fund in exchange solely for New Fund Shares and the assumption by the New Fund of the Liabilities or upon the distribution of New Fund Shares to Existing Fund Shareholders in exchange for their shares of the Existing Fund in liquidation of the Existing Fund pursuant to the Reorganization;

(c)
no gain or loss will be recognized by the New Fund upon the receipt of the Assets in exchange solely for New Fund Shares and the assumption by the New Fund of the Liabilities pursuant to the Reorganization;

(d)
the tax basis of each Asset acquired by the New Fund pursuant to the Reorganization will be the same as the tax basis of the Existing Fund in that Asset immediately prior to the Reorganization, and the holding period of each such Asset in the hands of the New Fund will include the period during which such Asset was held by the Existing Fund;

(e)	no gain or loss will be recognized by Existing Fund Shareholders upon the exchange of their Existing Fund shares for the New Fund Shares pursuant to the Reorganization;

(f)
the aggregate tax basis for the New Fund Shares received by each Existing Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Existing Fund shares held by such Existing Fund Shareholder immediately prior to the Reorganization;

(g)
the holding period of the New Fund Shares received by each Existing Fund Shareholder pursuant to the Reorganization will include the period during which the Existing Fund Shares exchanged therefor were held by such Existing Fund Shareholder (provided the Existing Fund Shareholder held such Existing Fund Shares as capital assets on the date of the exchange);

(h)
the New Fund will succeed to and take into account the items of the Existing Fund described in Section 381(c) of the Code, subject to any applicable conditions and limitations specified in Section 381 of the Code and the Treasury regulations thereunder and any existing limitations specified in Sections 382, 383 and 384 of the Code and the Treasury regulations thereunder; and

(i)
the Reorganization will not terminate the taxable year of the Existing Fund. The part of the taxable year of the Existing Fund before the Closing Date and the part of the taxable year of the New Fund after the Closing Date will constitute a single taxable year of the New Fund.

KRAMER LEVIN NAFTALIS & FRANKEL llp

Our opinions are based upon the Code, Treasury Regulations promulgated thereunder, judicial opinions, and administrative guidance and such other authorities as we have considered relevant, all as in effect as of the date of this opinion letter, any of which may be changed or subject to different interpretation at any time, possibly with retroactive effect.  A material change in any of the authorities upon which our opinions are based could adversely affect our opinions.  We undertake no obligation to update our opinions to reflect any such changes.  We also express no opinions as to the laws of any jurisdiction other than the federal income tax laws of the United States.

No ruling or advisory opinion has been or will be sought from the Internal Revenue Service (the “Service”) or any other taxing authority as to any of the matters discussed herein.  The opinions expressed herein are not binding on the Service, any other taxing authority or any court, and there can be no assurance that the Service, any other taxing authority or a court of competent jurisdiction will agree with such opinions.

Our opinions are limited to the tax matters specifically stated above, and we have not been asked to address, nor have we addressed, any other matters relating to the Reorganization, the New Fund, the Existing Fund, or any investment in or by the New Fund or the Existing Fund.  Without limiting the foregoing statement, no opinion is expressed as to the effect of the Reorganization on (i) the Existing Fund or the New Fund with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any shareholder of the Existing Fund that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

This opinion letter is being furnished solely in connection with the transactions described herein and to the addressees hereof, is not to be relied upon or utilized by any other person or entity other than such addressees, and may not be made available to any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP